Exhibit 10.1

PROMISSORY NOTE

$15,000.00	April 17, 2009

THE UNDERSIGNED promises to pay to the order of Ray Smith at P.O. Box 2363, Pasadena, CA 91102, or at such other place as the holder hereof may designate in writing, the sum of Fifteen Thousand dollars ($15,000.00), with interest thereon at the rate of 10% per annum from the date hereof.  Principal and interest shall be due and payable upon demand.

Prepayment of this note may be made at any time without penalty.

In the event of commencement of suit to enforce payment of this note, the undersigned agrees to pay such additional sum as attorney's fees as the court may adjudge reasonable.

Trycera Financial, Inc.

By:  /s/ Ronald N. Vance

        Ronald N. Vance, Chairman